As filed with the Securities and Exchange Commission on May 11, 2016

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________
THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)
____________
PENNSYLVANIA	23-1242500
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

130 EAST MARKET STREET YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)
____________
The York Water Company Long-Term Incentive Plan
(Full title of the plan)
____________
JEFFREY R. HINES
President and
Chief Executive Officer
The York Water Company
130 East Market Street
York, Pennsylvania 17401
(Name and address of agent for service)
717-845-3601
 (Telephone number, including area code, of agent for service)
____________
Copy of all communications to:
Brian Miner
Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
(215) 851-8119

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee**
Common Stock, no par value	100,000shares	$28.91	$2,891,000	$291.12

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rule 457(c) and (h) solely for the purpose of computing the registration fee based upon $28.91, the average of the high and low prices per Common Share reported on the NASDAQ Global Select Market on May 6, 2016.
** The filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2016, issued August 27, 2015, is calculated by multiplying the Transaction Valuation by 0.0001007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents by Reference.
The following documents filed by The York Water Company (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Registration Statement:
(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2015;
(b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;
(c) The Registrant's Current Report on Form 8-K filed with the Commission on May 3, 2016;
(d) The description of the Registrant's Common Stock, no par value (the "Common Stock"), set forth in the Registrant's Current Report on Form 8-K filed with the Commission on June 12, 1997.
In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4.Description of Securities.
Not applicable.
Item 5.Interests of Named Experts and Counsel.
Not applicable.
Item 6.Indemnification of Directors and Officers.
Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacity if the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. The corporation is required under Section 1743 of the BCL to indemnify directors and officers against expenses they may incur in defending such actions against them in such capacities if they are successful on the merits or otherwise in defense of such actions.

Section 1713 of the BCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal statute. Article VII of the Company's By-Laws limits the liability of any director of the Company to the fullest extent permitted by Section 1713 of the BCL.
Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to Section 1746 of the BCL, Article VIII of the Company's By-Laws provides for indemnification of directors, officers and other agents of the Company to the extent provided by Section 1741 of the BCL and also in circumstances not otherwise provided by Sections 1741 and 1742 of the BCL.
Article VIII of the Company's By-Laws provides a right to indemnification for expenses and certain liabilities paid or incurred by any indemnified representative of the Company, including directors and officers of the Company, in connection with any actual or threatened claim, action, suit or proceeding in which he or she may be involved by reason of being or having been, among others, a director, officer, employee or agent of the Company, or at the request of the Company, of another corporation, partnership, joint venture, trust or other entity. In accordance with Section 1744 of the BCL, Article VIII requires the Company to determine the availability of indemnification by certain specified procedures, including by vote of directors not a party to the proceeding in respect for which indemnification is sought or, in certain circumstances, determination of independent counsel.
Article VIII of the Company's By-Laws authorizes the Company to further effect or secure its indemnification obligations by purchasing and maintaining insurance. The Company has purchased officers' and directors' liability insurance which covers certain liabilities incurred by its officers and directors in connection with the performance of their duties, subject to the limitations of such policy. This insurance also insures the Company against amounts paid by the Company to indemnify covered directors and officers.
Item 7.Exemption from Registration Claimed.
Not applicable.
Item 8.Exhibits.
The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:
Exhibit No.	Description of Exhibits
4.1*	The York Water Company Long-Term Incentive Plan

5.1*	Opinion of Reed Smith LLP as to the legality of the shares being registered.
23.1*	Consent of Baker Tilly Virchow Krause, LLP.
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on the signature page of this Registration Statement).
*	Filed herewith.
Item 9.Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in York, Pennsylvania, on this 11th day of May 2016.
THE YORK WATER COMPANY
By:	/s/Jeffrey R. Hines Jeffrey R. Hines President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the Securities Act of 1933, each person whose signature appears below makes, constitutes and appoints Jeffrey R. Hines and Kathleen M. Miller and each of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments or post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith as the Registrant deems appropriate and hereby ratifies and confirms all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/Jeffrey R. Hines Jeffrey R. Hines	President and Chief Executive Officer (Principal Executive Officer and Director)	May 11, 2016
/s/Kathleen M. Miller Kathleen M. Miller	Chief Financial Officer and Treasurer (Principal Accounting Officer and Chief Financial Officer)	May 11, 2016
/s/Michael W. Gang Michael W. Gang	Director	May 11, 2016
/s/George W. Hodges George W. Hodges	Director	May 11, 2016
/s/George H. Kain, III George H. Kain, III	Director	May 11, 2016
/s/Jody L. Keller Jody L. Keller	Director	May 11, 2016
/s/Robert P. Newcomer Robert P. Newcomer	Director	May 11, 2016
/s/Steven R. Rasmussen Steven R. Rasmussen	Director	May 11, 2016
/s/Ernest J. Waters Ernest J. Waters	Director	May 11, 2016

INDEX TO EXHIBITS
Exhibit Number	Exhibit Description	Page Number of Incorporation By Reference
4.1	The York Water Company Long-Term Incentive Plan.	Filed herewith
5.1	Opinion of Reed Smith LLP as to the legality of the shares being registered.	Filed herewith
23.1	Consent of Baker Tilly Virchow Krause, LLP	Filed herewith
23.2	Consent of Reed Smith LLP.	(Included in Exhibit 5.1)
24.1	Power of Attorney.	(Set forth on the signature page of this Registration Statement)